EXHIBIT 99.1
                                                                    ------------

          TREY RESOURCES REPORTS RECORD REVENUE OF $4,180,075 FOR 2005
                       SALES INCREASE OVER 145% FROM 2004

LIVINGSTON, NJ APRIL 3, 2006 - Trey Resources, Inc. (OTC Bulletin Board: TYRIA), the premier total solutions provider specializing in business software for the small and medium sized business market, on Friday reported its financial results for its fiscal year ended December 31, 2005 in its 10-KSB filed with the SEC. For fiscal year 2005, the Company reported revenue of $4,180,075, a record year for Trey. Revenue in fiscal year 2004 was only $1,703,281. This represents an increase of over 145%. The company reported a net loss of $2,408,644 compared to a net loss of $2,390,705 for the year ended December 31, 2004, primarily due to increased financing and interest charges as well as increased operating expenses associated with the operation of the Company's wholly-owned subsidiary, SWK Technologies, Inc. Full financial results for fiscal year 2005 can be found in the company's 10-KSB, filed on March 31, 2006 with the SEC. Mark Meller, CEO stated, "2005 was a watershed year for Trey. In addition to achieving record sales numbers, we believe we've established a solid foundation for rapid growth. Sales of our proprietary EDI software continue to increase. Our sales pipeline is strong. We are competing for ever larger deals, and are winning more than our fair share. We are working on becoming a significant participant in Sarbanes Oxley compliance. Our dealflow for potential acquisitions continues to grow. We are also investigating alternative sources of financing which may be more beneficial for the company in the long run. All in all, we are optimistic about the future and look forward to delivering superior financial results in the coming quarters."


About Trey Resources
--------------------
Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies, Inc., Business Tech Solutions Group, Inc, and Wolen Katz Associates. For more information, contact Trey Resources CEO Mark Meller at
(973) 758-9555 or by e-mail at mark.meller@swktech.com.


THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, REGARDING AMONG OTHER THINGS OUR PLANS, STRATEGIES AND PROSPECTS -- BOTH BUSINESS AND FINANCIAL. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OR REALIZE THESE PLANS, INTENTIONS OR EXPECTATIONS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "WILL," "MAY," "INTEND," "ESTIMATED," AND "POTENTIAL," AMONG OTHERS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS NEWS RELEASE INCLUDE MARKET CONDITIONS AND THOSE SET FORTH IN REPORTS OR DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO TREY RESOURCES, INC. OR A PERSON ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY LANGUAGE.